Contact: William J. Small
                                                  Chairman, President and CEO
                                                  First Defiance Financial Corp.
                                                  (419) 782-5015
                                                  bsmall@first-fed.com
                                                  --------------------

                   FIRST DEFIANCE ANNOUNCES THIRD QUARTER 2004
                                    EARNINGS


     HIGHLIGHTS

     o Net income of $1.7 million or $0.26 per share for 2004 third quarter compared to $3.7 million or $0.58 for the third quarter of 2003.
     o 2004 third quarter includes $1.9 million charge ($1.25 million or $0.20 per share after tax) to settle contingent liability associated with former subsidiary. Excluding this item, earnings for the quarter would have been $2.9 million or $0.46 per share.
     o 2004 third quarter results also include mortgage servicing impairment charge of $321,000 ($209,000 or $0.03 per share after tax). Comparative 2003 quarter included $987,000 ($642,000 or $0.10 per share after tax) of impairment recovery.
     o Net interest income increased to $8.6 million for the 2004 third quarter, a 9.6% increase over prior year third quarter.
     o Net interest margin improved to 3.58% for the 2004 third quarter from 3.46% in the 2003 third quarter; up two basis points from 3.56% in the 2004 second quarter.
     o Asset quality remains good, net charge-offs in quarter just $201,000 or 0.10% of average loans (annualized). Year-to-date charge-offs just $377,000 or 0.06% of average loans (annualized).
     o Year-to-date net income of $7.3 million or $1.15 per share for first nine months of 2004 compared to $9.3 million or $1.47 per share in same period of 2003. Excluding settlement of contingent liability, 2004 year-to-date net income would have been $8.6 million or $1.35 per share.

     DEFIANCE, OHIO (October 18, 2004) - First Defiance Financial Corp. (NASDAQ:
FDEF) today announced net income of $1.7 million or $0.26 per diluted share for the quarter ended September 30, 2004 compared to $3.7 million or $0.58 per diluted share for the quarter ended September 30, 2003. For the nine-month period ended September 30, 2004, First Defiance had net income of $7.3 million, or $1.15 per diluted share compared to the same period in 2003 when First Defiance earned $9.3 million, or $1.47 per diluted share.

Earnings Impacted by Settlement of Contingent Liability

     Income for the 2004 third quarter was negatively impacted by the previously announced $1.9 million charge recorded during the quarter to settle certain contingent liabilities related to the 2002 sale of its Leader Mortgage Company subsidiary. After tax, the charge amounts to $1.25 million or $0.20 per share.

     "We are pleased to have reached a settlement in this matter," said William
J. Small, First Defiance Chairman, President and Chief Executive Officer. "I want to stress that this in no way relates to any of our existing operations and will not have any impact on our operating results going forward. We previously recognized an after-tax gain from the sale of Leader Mortgage of $7.7 million or $1.16 per share so even with the recognition of this item, we are still satisfied with that transaction."

Mortgage Servicing Impairment Impacts Quarterly Comparison

     First Defiance results for the 2004 third quarter, when compared with the same period of 2003, were also significantly impacted by impairment of mortgage servicing rights (MSRs). During the quarter ended September 30, 2004, First Defiance recorded a pre-tax charge for MSR impairment of $321,000 compared with the recognition of a recovery of $987,000 of previously recorded MSR impairment reserves during the quarter ended September 30, 2003. The quarter-over-quarter fluctuation in that item was more than $1.3 million before tax and approximately $850,000 or $0.13 per share after tax. At September 30, 2004, First Defiance serviced $455.9 million in loans for others. The MSRs for those loans had a fair value of $3.7 million or 0.80% of the outstanding balance serviced. Total impairment reserves (which are available for recapture in the future) totaled $640,000 at September 30, 2004.

     "The volatility of the 10-year Treasury over the past 12 months has caused the value of our mortgage servicing to fluctuate significantly from quarter-to-quarter," said Mr. Small. "In 2004 alone, we've gone from recording $237,000 of impairment in the first quarter, to recovering $524,000 in the second quarter, to recording $321,000 of impairment in the third quarter. When the yield on the 10-year Treasury recovers, which it will eventually, we'll likely recapture a portion of those reserves again."

Growth in Net Interest Income Partially Offsets Reduction in Gain on Sale Income

     Gains from the sale of mortgage loans declined to $518,000 for the three months ended September 30, 2004 compared to $2.3 million for the same period in 2003, a reduction of nearly $1.8 million. The 2003 third quarter was the last in a series of four consecutive quarters where First Defiance recorded more than $1.8 million in mortgage gain on sale income, the result of a mortgage refinance boom driven by historically low interest rates. Management believes the levels of the recent quarters are indicative of more normal mortgage production levels. The reduction in mortgage gains was partially offset by a 9.6% increase in net interest income and by $302,000 in gains from sales in the investment portfolio recorded in the 2004 third quarter.

     Net interest income for the 2004 third quarter increased to $8.6 million from $7.8 million for the same period in 2003. The increase was the result of an improved net interest margin, which was 3.58% for the 2004 third quarter compared to 3.46% in the 2003 third quarter, a $48 million increase in the average balance of interest-earning assets, and an improved mix between loans receivable and investment securities. The average balance of loans receivable increased to $832.1 million for the three-month period ended September 30, 2004 compared to $713.4 million for the same quarter in 2003. Most of the growth has been in commercial real estate loans, where balances have increased from $341.4 million at the end of 2003 to $392.6 million at September 30, 2004; commercial loans, where balances have increased from $120.7 million at December 31, 2003 to $141.3 million at September 30, 2004 and home equity loans, where balances have increased from $70.0 million at December 31, 2003 to $87.8 million at September 30, 2004. The growth in loans has been partially funded by securities maturing, being called or being sold out of the investment portfolio. The balance of investment securities has declined from $171.0 million at December 31, 2003 to $144.1 million at September 30, 2004.

     "We realized some benefit from the recent Federal Reserve rate hikes in our net interest margin," said Mr. Small. "The margin came in right about where we expected based on our forecast. Our loan growth continues to be strong and we expect that we will continue to benefit as rates rise through the end of the year."

Credit Quality Ratios Remain Outstanding

     "We also continue to be very pleased with our credit quality," said Mr. Small. "Our non-performing assets declined to just over $2.0 million as of September 30, 2004, a reduction of more than $1.0 million from the previous quarter. These figures are at their lowest level since the end of the 2001 second quarter. That is especially impressive when you consider that our outstanding loan balances have increased by more than $330 million during that time frame. At September 30, 2004 our non-performing assets were just 0.18% of our total assets and our allowance for loan losses to non-performing loans was 499.3%."

     First Defiance's provision for the 2004 third quarter was $376,000 compared to $497,000 for the same period in 2003. The allowance for loan losses at September 30, 2004 stood at $9.7 million, up from $8.8 million at December 31, 2003 and $8.6 million at September 30, 2003.

Fee Income Up Slightly, Expenses (excluding contingent settlement, MSRs) Down Slightly

     For the 2004 third quarter, non-interest income decreased to $3.6 million from $4.8 million for the same period in 2003 with the decline a result of the nearly $1.8 million drop in gains from sales of mortgage loans. Excluding gains from the sale of loans and investment securities, non-interest income increased to $2.7 million from $2.6 million with most of the increase in service fees and other charges.

     For those same periods, total non-interest expense increased to $9.5 million for the 2004 third quarter compared to $6.8 million for the same period in 2003. However, excluding the contingent settlement and the impact of MSR impairment and amortization, non-interest expense between the two periods actually declined slightly, to $7.1 million from $7.2 million.

Year-to-Date Income Declines Due to Contingent Settlement, Mortgage Gains

     For the nine-month period ended September 30, 2004, net income totaled $7.2 million, a 22% decline from the 2003 nine-month total of $9.3 million. Approximately $1.25 million of the decline is the after-tax impact of the resolution of the contingent liability relating to the Leader Mortgage sale, while the balance of the decline is due to a $4.7 million decline in mortgage gains on sale for 2004 compared to 2003. That decline was partially offset by a $3.6 million increase in net interest income in 2004 compared to 2003. The comparison of the year-to-date results are somewhat skewed by the fact that the 2003 results included the impact of three branches that were acquired at the end of June 2003, contributing to 2003 operations for just three months, while they have been included for the full nine months of 2004.

Total Assets Exceed $1.1 Billion

     Total assets were $1.102 billion at September 30, 2004, up from $1.04 billion at December 31, 2003. Net loans and total deposits increased to $851.4 million and $779.3 million respectively, at September 30, 2004, up from $741.1 million and $729.0 million at December 31, 2003.

     Shareholders' equity totaled $125.4 million at September 30, 2004, up just slightly from the $124.3 million level at December 31, 2003. Total shareholders' equity balances have not changed despite year-to-date net income of $7.2 million because of the declaration of dividends totaling $3.8 million, the purchase of 158,905 shares of First Defiance stock at a total cost of $4.0 million (average cost of $25.30 per share), and a reduction in accumulated other comprehensive income of $1.1 million relating to the after-tax change in unrealized gains in the available-for-sale investment portfolio. The equity balances also were favorably impacted by the exercise of 105,601 stock options through the first nine months, which increased equity by $1.2 million.

Two Acquisitions Announced

     On August 4, 2004, First Defiance entered into an agreement to acquire ComBanc, Inc. and its wholly owned subsidiary The Commercial Bank, both headquartered in Delphos, Ohio. The Commercial Bank has four banking offices in Allen County, Ohio: one in Delphos, two in Lima and one in Elida. Combined, those offices had $175 million in deposits and $120 million in loans as of June 30, 2004. The purchase price of ComBanc is valued at $38.0 million based on the August 4, 2004 First Defiance stock price with ComBanc shareholders having the right to select payment of the purchase price in either cash or shares of First Defiance common stock, subject to an aggregate consideration mix of 50% cash and 50% common stock. First Defiance expects the transaction to be accretive to earnings by $0.03 to $0.05 per share in 2005 with no repurchase assumptions or revenue synergies assumed. Annual pre-tax expense reductions are estimated to be approximately $1.4 million with approximately 75% of those to be realized in the first year. It is estimated that one-time costs, including acquisition-related and restructuring charges, will not exceed $1.75 million on a pre-tax basis over the integration period.

     On October 13, 2004, First Defiance entered into an agreement to acquire The Genoa Savings and Loan Company (Genoa Savings), which has four locations in the greater Toledo, Ohio market area including banking offices in Genoa, Oregon, Maumee and Perrysburg, Ohio. Combined, the banking offices had $84 million in deposits and $72 million in loans at June 30, 2004. The purchase price of Genoa Savings is $11.0 million and will be paid in cash. First Defiance expects the transaction to be accretive to earnings by $0.01 to $0.03 per share in 2005 with no revenue synergies assumed. Annual pre-tax expense reductions are estimated to be approximately $1.7 million with approximately 75% to be realized in the first 12 months. It is estimated that one-time costs, including acquisition related and restructuring charges, will not exceed $2.35 million on a pre-tax basis over the integration period.

     "Both of these acquisitions are consistent with our announced strategy to grow in existing and adjacent markets," said Mr. Small. "We are very excited about the opportunities that the deals bring us. The markets are healthy and present good opportunities to continue growing both deposits and loans. Our First Federal Bank brand is known in the area and we believe that our reputation for customer service combined with our local decision-making strategy will benefit individual and business customers at these new additions to our branch network. We look forward to working with the staffs, customers and shareholders of both Commercial Bank and Genoa Savings for successful transitions."

     Management anticipates closing the ComBanc transaction in late January 2005 while the expected closing of the Genoa Savings transaction is in late March 2005. "We realize it's a challenge to integrate both the ComBanc and Genoa Savings branches into our network and culture within a short period of time," said Mr. Small. "But it's one I know we'll be able to handle based on the experience and expertise of our retail, operations, human resources and training teams."

     Upon completion of the two transactions, on a pro forma basis using June 30, 2004 data, First Defiance will have $1.37 billion in assets and $1.01 billion in total deposits.

Guidance Update

     Management reiterated that guidance provided with earlier earnings releases which projected earnings per share for 2004 in the $1.80 to $1.90 range has been lowered to the $1.60 to $1.65 range for the full year in 2004 to reflect the settlement of the contingent liability. Management estimates that net income per share for the 2004 fourth quarter will be between $0.47 and $0.52, excluding any potential impairment recapture.

     "Looking ahead to 2005, I believe we are well positioned for earnings growth," stated Mr. Small. "Our strong growth in commercial loans and non-residential real-estate loans will allow us to benefit when market rates rise as expected. The economic outlook for northwest Ohio continues to improve and we are very excited about the opportunities we have for revenue enhancements in the new markets we're entering. As noted, we are anticipating those acquisitions to be accretive by $0.04 to $0.08 per share combined in 2005. Those estimates do not take into account any revenue growth or income enhancements beyond planned cost savings. We think that our approach to community banking and our focus on sales and profitability in the markets will provide us with many additional opportunities to grow revenue and increase profitability beyond what we have included in our estimates.

     "Our challenge in the coming year will be to grow our low-cost deposits, especially commercial and retail checking account balances," said Mr. Small. "There is no question that we can continue to successfully grow our loans and our track record on credit quality has been very good. But to exceed our profitability goals in 2005 we will need to focus on growing those low-cost deposit balances."

Conference Call

     First Defiance Financial Corp. will host a conference call at 11:00 a.m.
(EDT) on Tuesday, October 19, 2004 to discuss the earnings results and business trends. The conference call may be accessed by calling 888-880-1525. The passcode for the conference call is "First Defiance." The conference identification number for the call is 1267378. Participants should be prepared to provide both the passcode and conference identification number to access the call.

     Internet access to the call is also available (in listen-only mode) at the following Web address:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-
eventDetails&c=90296&eventID=950445.

     The audio replay of the Internet Web cast will be available at www.fdef.com
until November 30, 2004.                                            ------------

About First Defiance Financial Corp.

     First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 19 full service branches and 25 ATM locations in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance agency in the Defiance, Ohio area and it also specializes in life and group health insurance and financial planning.

      For more information, visit the company's Web site at www.fdef.com.

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: the future recapture of mortgage servicing impairment reserves, future movements of interest rates and particularly 10-year Treasury notes, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a rising interest rate environment, the ability to sustain credit quality ratios at current or improved levels, a secondary market for packaged mortgage loan securities, future repurchases of First Defiance Financial Corp. stock and the positive impact of exercised stock options on shareholders' equity, the ability to gain regulatory, shareholder and other required approvals to close the announced acquisitions, ability to achieve expected earnings, expense reductions and levels of one-time costs including acquisition-related and restructuring charges, ability to successfully integrate the acquired banking offices into the First Federal Bank of the Midwest branch network by the specified times, the level of assets and total loans expected upon completion of the announced acquisitions, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003. One or more of these factors have affected or could in the future affect the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.


--------------------------------------------------------------------------------------------------------------------

Consolidated Balance Sheets
First Defiance Financial Corp.

                                                                    September 30,     December 31,     September 30,
(in thousands)                                                          2004               2003             2003
--------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents
     Cash and amounts due from depository institutions              $    20,557       $    28,020       $    20,153
     Interest-bearing deposits                                              627             9,763            25,322
                                                                    -----------       -----------       -----------
                                                                         21,184            37,783            45,475
Securities
     Available-for sale, carried at fair value                          141,655           168,259           175,018
     Held-to-maturity, carried at amortized costs                         2,427             2,776             2,953
                                                                    -----------       -----------       -----------
                                                                        144,082           171,035           177,971
Loans held for sale                                                       6,812             5,872            11,594
Loans                                                                   854,258           744,099           718,877
Allowance for loan losses                                                (9,712)           (8,844)           (8,577)
                                                                    -----------       -----------       -----------
Loans, net                                                              851,358           741,127           721,894
Mortgage servicing rights                                                 3,516             3,431             3,041
Accrued interest receivable                                               5,155             4,742             5,038
Federal Home Loan Bank stock and other interest-bearing assets           13,235            17,766            17,589
Bank Owned Life Insurance                                                18,532            17,952            15,760
Office properties and equipment                                          24,056            23,846            23,104
Real estate and other assets held for sale                                   61               404               324
Goodwill and other intangibles                                           18,961            20,544            20,548
Other assets                                                              2,243             1,969             2,198
                                                                    -----------       -----------       -----------
     Total Assets                                                   $ 1,102,383       $ 1,040,599       $ 1,032,942
                                                                    ===========       ===========       ===========

Liabilities and Stockholders' Equity
Non-interest-bearing deposits                                       $    55,321       $    52,323       $    52,190
Interest-bearing deposits                                               723,935           676,673           683,217
                                                                    -----------       -----------       -----------
      Total deposits                                                    779,256           728,996           735,407
Advances from Federal Home Loan Bank                                    173,670           164,522           153,967
Notes payable and other interest-bearing liabilities                     12,052            12,267             9,726
Advance payments by borrowers for tax and insurance                         179               231               153
Deferred taxes                                                            1,074             1,859             1,957
Other liabilities                                                        10,716             8,455             8,553
                                                                    -----------       -----------       -----------
      Total liabilities                                                 976,947           916,330           909,763
Stockholders' Equity
      Preferred stock                                                      --                --                --
      Common stock                                                           63                63                63
      Additional paid-in-capital                                         51,593            51,144            50,367
      Stock acquired by ESOP                                             (1,478)           (1,904)           (1,962)
      Deferred compensation                                                  (6)              (11)              (16)
      Accumulated other comprehensive income                              2,963             4,017             5,322
      Retained earnings                                                  72,301            70,960            69,405
                                                                    -----------       -----------       -----------
      Total stockholders' equity                                        125,436           124,269           123,179
                                                                    -----------       -----------       -----------
      Total liabilities and stockholders' equity                    $ 1,102,383       $ 1,040,599       $ 1,032,942
                                                                    ===========       ===========       ===========


Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
                                                               Three Months Ended            Nine Months Ended
                                                                  September 30,                 September 30,
                                                                  -------------                 -------------
(in thousands, except per share amounts)                       2004           2003           2004          2003
----------------------------------------------------------------------------------------------------------------

Interest Income:
     Loans                                                   $ 12,205      $ 10,934       $ 34,412      $ 30,246
     Investment securities                                      1,633         1,987          5,225         6,519
    Interest-bearing deposits                                       1           107             37           216
                                                             --------      --------       --------      --------
Total interest income                                          13,839        13,028         39,674        36,981
Interest Expense:
     Deposits                                                   3,384         3,330          9,453        10,275
     FHLB advances and other                                    1,843         1,843          5,418         5,553
     Notes Payable                                                 31            25             75            47
                                                             --------      --------       --------      --------
Total interest expense                                          5,258         5,198         14,946        15,875
                                                             --------      --------       --------      --------
Net interest income                                             8,581         7,830         24,728        21,106
Provision for loan losses                                         376           497          1,244         1,185
                                                             --------      --------       --------      --------
Net interest income after provision for loan losses             8,205         7,333         23,484        19,921
Non-interest Income:
     Service fees and other charges                             1,372         1,204          3,950         3,353
     Dividends on stock and other interest income                 140           176            471           518
     Gain on sale of loans                                        518         2,274          1,910         6,590
     Gain on sale of securities                                   302          --              694           919
     Insurance and investment sales commissions                   906           924          3,192         2,817
     Trust income                                                  69            46            167           116
     Income from Bank Owned Life Insurance                        194           211            579           616
     Other non-interest income                                     49             4            140            23
                                                             --------      --------       --------      --------
Total Non-interest Income                                       3,550         4,839         11,103        14,952
Non-interest Expense:
     Compensation and benefits                                  4,274         4,281         13,062        11,965
     Occupancy                                                    798           758          2,452         2,227
     SAIF deposit insurance premiums                               26            30             12            85
     State franchise tax                                          155           272            467           838
     Data processing                                              595           498          1,717         1,357
     Amortization of mortgage servicing rights                    141           546            547         1,825
     Impairment (recovery) of mortgage servicing rights           321          (987)            34          (381)
     Amortization of intangibles                                   28            31             82            39
     Settlement of contingent liability                         1,927          --            1,927          --
     Other non-interest expense                                 1,204         1,347          3,767         3,537
                                                             --------      --------       --------      --------
Total Non-interest Expense                                      9,469         6,776         24,067        21,492
                                                             --------      --------       --------      --------
Income before income taxes                                      2,286         5,396         10,520        13,381
Income taxes                                                      606         1,715          3,203         4,118
                                                             --------      --------       --------      --------
Net income                                                   $  1,680      $  3,681       $  7,317      $  9,263
                                                             ========      ========       ========      ========

Earnings per share:
     Basic                                                   $   0.28      $   0.61       $   1.20      $   1.54
     Diluted                                                 $   0.26      $   0.58       $   1.15      $   1.47

Average Shares Outstanding:
     Basic                                                      6,084         6,002          6,106         6,033
     Diluted                                                    6,340         6,293          6,383         6,296



------------------------------------------------------------------------------------------------------------------------------
Financial Summary and Comparison
First Defiance Financial Corp.
                                                           Three months ended                      Nine months ended
                                                              September 30,                          September 30,
                                                              -------------                          -------------
(dollars in thousands, except per share data)             2004          2003      % change     2004         2003      % change
------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Tax-equivalent interest income (1)                        14,049       13,136         7.0     40,262       37,674        6.9
Interest expense                                           5,258        5,198         1.2     14,946       15,875       (5.9)
Tax-equivalent net interest income (1)                     8,791        7,938        10.7     25,316       21,799       16.1
Provision for loan losses                                    376          497       (24.3)     1,244        1,185        5.0
Tax-equivalent NII after provision for loan loss (1)       8,415        7,441        13.1     24,072       20,614       16.8
Securities gains                                             302                 - #DIV/0!       694          919      (24.5)
Non-interest income-excluding securities gains             3,248        4,839       (32.9)    10,409       14,033      (25.8)
Non-interest expense                                       9,469        6,776        39.7     24,067       21,492       12.0
Income taxes                                                 606        1,715       (64.7)     3,203        4,118      (22.2)
Net Income                                                 1,680        3,681       (54.4)     7,317        9,263      (21.0)
Tax equivalent adjustment (1)                                210          108        94.4        588          693      (15.2)
------------------------------------------------------------------------------------------------------------------------------
At Period End
Assets                                                 1,102,383    1,032,942         6.7
Earning assets                                         1,009,302      942,776         7.1
Loans                                                    861,070      730,471        17.9
Allowance for loan losses                                  9,712        8,577        13.2
Deposits                                                 779,256      735,407         6.0
Stockholders' equity                                     125,436      123,179         1.8
Stockholders' equity / assets                              11.38%       11.93%       (4.6)
------------------------------------------------------------------------------------------------------------------------------
Average Balances
Assets                                                 1,087,205    1,038,188         4.7  1,058,079      953,934       10.9
Earning assets                                           993,406      945,431         5.1    963,837      877,295        9.9
Deposits and interest-bearing liabilities                951,392      907,307         4.9    923,033      823,059       12.1
Loans                                                    832,116      713,402        16.6    789,513      645,665       22.3
Deposits                                                 768,455      743,293         3.4    745,615      662,236       12.6
Stockholders' equity                                     125,800      120,536         4.4    125,860      120,556        4.4
Stockholders' equity / assets                              11.57%       11.61%       (0.3)     11.90%       12.64%      (5.9)
------------------------------------------------------------------------------------------------------------------------------
Per Common Share Data
Net Income
     Basic                                             $    0.28    $    0.61       (54.3) $    1.20    $    1.54      (21.8)
     Diluted                                                0.26         0.58       (55.6)      1.15         1.47      (21.8)
Dividends                                                   0.20         0.15        33.3       0.60         0.45       33.3
Market Value:
     High                                              $   26.73    $   26.64         0.3  $   29.00    $   26.64        8.9
     Low                                                   22.01        19.46        13.1      22.01        18.43       19.4
     Close                                                 26.01        23.30        11.6      26.01        23.30       11.6
Book Value                                                 19.94        19.56         1.9      19.94        19.56        1.9
Tangible Book Value                                        16.92        16.30         3.8      16.92        16.30        3.8
Shares outstanding, end of period (000)                    6,286        6,295        (0.1)     6,286        6,295       (0.1)
------------------------------------------------------------------------------------------------------------------------------
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)                      3.58%        3.46%        3.4       3.57%        3.40%       5.1
Return on average assets                                    0.62%        1.42%      (56.4)      0.92%        1.29%     (28.8)
Return on average equity                                    5.34%       12.22%      (56.3)      7.75%       10.24%     (24.3)
Efficiency ratio (2)                                       78.65%       53.03%       48.3      67.37%       59.98%      12.3
Effective tax rate                                         26.51%       31.78%      (16.6)     30.45%       30.77%      (1.1)
Dividend payout ratio (basic)                              71.43%       24.46%      192.0      50.00%       29.31%      70.6
------------------------------------------------------------------------------------------------------------------------------

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.
NM  Percentage change not meaningful


------------------------------------------------------------------------------------------------------------------------------------

Yield Analysis
First Defiance Financial Corp.
                                                                            Three Months Ended September 30
                                                        ----------------------------------------------------------------------------
                                                                       2004                                      2003
                                                        -----------------------------------      -----------------------------------
                                                          Average                  Yield           Average                   Yield
                                                          Balance    Interest(1)     Rate(2)       Balance    Interest(1)   Rate(2)
Interest-earning assets:
   Loans receivable                                     $   832,116  $    12,209     5.84%         $ 713,402     $  10,989    6.11%
   Securities                                               147,358        1,839     4.96%           177,730         2,165    4.83%
   Interest Bearing Deposits                                    835            1     0.48%            36,884           107    1.15%
   FHLB stock and other                                      13,097          140     4.25%            17,415           176    4.01%
                                                        -----------  -----------                 -----------    ----------
   Total interest-earning assets                            993,406       14,189     5.68%           945,431        13,437    5.64%
   Non-interest-earning assets                               93,799                                   92,757
                                                        -----------                              -----------
Total assets                                            $ 1,087,205                              $ 1,038,188
                                                        ===========                              ===========
Deposits and Interest-bearing liabilities:
   Interest bearing deposits                              $ 712,814  $     3,384     1.89%         $ 691,280       $ 3,330    1.91%
   FHLB advances and other                                  172,620        1,843     4.25%           154,116         1,843    4.74%
   Other Borrowings                                          10,317           31     1.20%             9,898            25    1.00%
                                                        -----------  -----------                 -----------     ---------
   Total interest-bearing liabilities                       895,751        5,258     2.34%           855,294         5,198    2.41%
   Non-interest bearing deposits                             55,641            -        -            52,013             -        -
                                                        -----------  -----------                 -----------     ---------
Total including non-interest-bearing demand                 951,392        5,258     2.20%           907,307         5,198    2.27%
Other non-interest-bearing liabilities                       10,013                                   10,345
                                                        -----------                              -----------
Total liabilities                                           961,405                                  917,652
   Stockholders' equity                                     125,800                                  120,536
                                                        -----------                              -----------
Total liabilities and stockholders' equity              $ 1,087,205                              $ 1,038,188
                                                        ===========  -----------                 ===========     ---------
Net interest income; interest rate spread                            $     8,931     3.34%                       $   8,239    3.23%
                                                                     ===========  =======                        =========  ======
Net interest margin (3)                                                              3.58%                                    3.46%
                                                                                  =======                                   ======
Average interest-earning assets  to average interest bearing liabilities              111%                                     111%
                                                                                  =======                                   ======

                                                                               Nine Months Ended September 30
                                                         ---------------------------------------------------------------------------
                                                                           2004                                    2003
                                                         -----------------------------------     -----------------------------------
                                                           Average                  Yield            Average                 Yield
                                                           Balance     Interest(1   Rate(2)         Balance      Interest(1) Rate(2)
Interest-earning assets:
   Loans receivable                                      $   789,513     $ 34,424     5.82%        $ 645,665      $ 30,418    6.30%
   Securities                                                155,864        5,801     4.97%          191,274         7,040    4.92%
   Interest Bearing Deposits                                   3,086           37     1.60%           22,816           216    1.27%
   FHLB stock and other                                       15,374          471     4.09%           17,540           518    3.95%
                                                         -----------     --------                  ---------      --------
   Total interest-earning assets                             963,837       40,733     5.65%          877,295        38,192    5.82%
   Non-interest-earning assets                                94,242                                  76,639
                                                         -----------                               ---------
Total assets                                             $ 1,058,079                               $ 953,934
                                                         ===========                               =========
Deposits and Interest-bearing liabilities:
   Interest bearing deposits                               $ 691,100      $ 9,453     1.83%        $ 616,617      $ 10,275    2.23%
   FHLB advances and other                                   167,177        5,418     4.33%          155,112         5,553    4.79%
   Other Borrowings                                           10,241           75     0.98%            5,711            47    1.10%
                                                         -----------     --------                  ---------      --------
   Total interest-bearing liabilities                        868,518       14,946     2.30%          777,440        15,875    2.73%
   Non-interest bearing deposits                              54,515            -        -           45,619             -       -
                                                         -----------     --------                  ---------      --------
Total including non-interest-bearing demand deposit          923,033       14,946     2.16%          823,059        15,875    2.58%
Other non-interest-bearing liabilities                         9,186                                  10,319
                                                         -----------                               ---------
Total liabilities                                            932,219                                 833,378
   Stockholders' equity                                      125,860                                 120,556
                                                         -----------                               ---------
Total liabilities and stockholders' equity               $ 1,058,079                               $ 953,934
                                                         ===========     --------                  =========      --------
Net interest income; interest rate spread                                $ 25,787     3.35%                       $ 22,317    3.09%
                                                                         ========     ====                        ========    ======
Net interest margin (3)                                                               3.57%                                   3.40%
                                                                                      ====                                    ======
Average interest-earning assets  to average i          nterest bearing liabilities     111%                                    113%
                                                                                      ====                                    ======
------------------------------------------------------------------------------------------------------------------------------------

(1) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.
(2)  Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.


----------------------------------------------------------------------------------------------------------------------------------
Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)             3rd Qtr 2004   2nd Qtr 2004   1st Qtr 2004   4th Qtr 2003   3rd Qtr 2003
----------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Tax-equivalent interest income (1)                        $    14,049     $    13,202    $    12,988    $    13,140    $    13,136
Interest expense                                                5,258           4,881          4,806          4,980          5,198
Tax-equivalent net interest income (1)                          8,791           8,321          8,182          8,160          7,938
Provision for loan losses                                         376             490            379            534            497
Tax-equivalent NII after provision for loan losses (1)          8,415           7,831          7,803          7,804          7,441
Investment securities gains                                       302             293             98            656           --
Non-interest income (excluding securities gains/losses)         3,248           3,838          3,324          3,179          4,839
Non-interest expense                                            9,469           7,134          7,464          6,885          6,776
Income taxes                                                      606           1,492          1,105          1,572          1,715
Net income                                                      1,680           3,144          2,493          2,819          3,681
Tax equivalent adjustment (1)                                     210             192            163            185            108
----------------------------------------------------------------------------------------------------------------------------------
At Period End
Total assets                                              $ 1,102,383     $ 1,073,166    $ 1,037,100    $ 1,040,599    $ 1,032,942
Earning assets                                              1,009,302         980,851        946,949        939,691        942,776
Loans                                                         861,070         822,717        775,301        749,971        730,471
Allowance for loan losses                                       9,712           9,537          9,167          8,844          8,577
Deposits                                                      779,256         753,390        722,068        728,996        735,407
Stockholders' equity                                          125,436         124,452        127,230        124,269        123,179
Stockholders' equity / assets                                   11.38%          11.60%         12.27%         11.94%         11.93%
Goodwill                                                       18,961          19,310         19,302         20,544         20,548
----------------------------------------------------------------------------------------------------------------------------------
Average Balances (2)
Total assets                                              $ 1,087,205     $ 1,050,462    $ 1,036,571    $ 1,038,384    $ 1,038,188
Earning assets                                                993,406         957,173        941,345        941,839        945,431
Deposits and interest-bearing liabilities                     951,392         917,422        900,285        904,468        907,307
Loans                                                         832,116         786,575        749,848        731,665        713,402
Deposits                                                      768,455         742,088        726,302        735,451        743,293
Stockholders' equity                                          125,800         125,909        125,872        123,266        120,536
Stockholders' equity / assets                                   11.57%          11.99%         12.14%         11.87%         11.61%
----------------------------------------------------------------------------------------------------------------------------------
Per Common Share Data
Basic earnings per share                                  $      0.28     $      0.51    $      0.41    $      0.47    $      0.61
Diluted earnings per share                                       0.26            0.49           0.39           0.44           0.58
Dividends                                                        0.20            0.20           0.20           0.20           0.15

Market Value:
High                                                      $     26.73     $     28.88    $     29.00    $     30.65    $     26.64
Low                                                             22.01           22.07          26.60          24.00          19.46
Close                                                           26.01           22.10          27.23          25.90          23.30
Book Value                                                      19.94           19.70          19.88          19.64          19.56
Shares outstanding, end of period (in thousands)                6,286           6,318          6,401          6,328          6,295
----------------------------------------------------------------------------------------------------------------------------------
Performance Ratios (annualized)
Tax-equivalent net interest margin                               3.58%           3.52%          3.57%          3.51%         3.46%
Return on average assets (3)                                     0.62%           1.20%          0.96%          1.09%         1.42%
Return on average equity                                         5.34%           9.99%          7.92%          9.15%        12.22%
Efficiency ratio  (4)                                           78.65%          58.67%         64.87%         60.72%        53.03%
Effective tax rate                                              26.51%          32.18%         30.71%         35.80%        31.78%
Dividend payout ratio (basic)                                   71.43%          39.22%         49.04%         42.55%        24.46%
----------------------------------------------------------------------------------------------------------------------------------

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2)  Average balances do not reflect borrowings to fund discontinued operations
(3) Income from continuing operations divided by assets, excluding assets of discontinued operations
(4) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.


-----------------------------------------------------------------------------------------------------------------------------
Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)      3rd Qtr 2004    2nd Qtr 2004   1st Qtr 2004   4th Qtr 2003   3rd Qtr 2003
-----------------------------------------------------------------------------------------------------------------------------
Loan Portfolio Composition
One to four family residential real estate             $186,688       $181,685       $173,367       $167,983       $165,914
Construction                                             16,816         15,472         15,272         16,830         16,457
Commercial real estate                                  392,610        371,360        359,070        341,423        321,602
Commercial                                              141,264        140,178        119,442        120,677        130,001
Consumer finance                                         45,267         42,741         40,858         40,257         40,532
Home equity and improvement                              87,755         80,312         74,800         70,038         63,853
                                                       --------       --------       --------       --------       --------
Total loans                                             870,400        831,748        782,809        757,208        738,359
Less:
   Loans in process                                       8,155          7,925          6,406          6,079          6,713
   Deferred loan origination fees                         1,175          1,106          1,101          1,158          1,175
  Allowance for loan loss                                 9,712          9,537          9,167          8,844          8,577
                                                       --------       --------       --------       --------       --------
Net Loans                                              $851,358       $813,180       $766,135       $741,127       $721,894
                                                       ========       ========       ========       ========       ========
-----------------------------------------------------------------------------------------------------------------------------
Allowance for loan loss activity
Beginning allowance                                    $  9,537       $  9,167       $  8,844       $  8,577       $  8,106
Provision for loan losses                                   376            490            379            534            497
   Credit loss charge-offs:
     One to four family residential real estate            --             --               52           --             --
     Commercial real estate                                  25              9           --             --             --
     Commercial                                             144            125             14            260             52
     Consumer finance                                        78             33             38             37             45
     Home equity and improvement                           --             --             --             --             --
                                                       --------       --------       --------       --------       --------
Total charge-offs                                           247            167            104            297             97
Total recoveries                                             46             47             48             30             71
                                                       --------       --------       --------       --------       --------
Net charge-offs (recoveries)                                201            120             56            267             26
                                                       --------       --------       --------       --------       --------
Ending allowance                                       $  9,712       $  9,537       $  9,167       $  8,844       $  8,577
                                                       ========       ========       ========       ========       ========
-----------------------------------------------------------------------------------------------------------------------------
Credit Quality
Non-accrual loans                                      $  1,945       $  2,863       $  2,375       $  2,545       $  2,975
Loans over 90 days past due and still accruing             --             --             --             --             --
                                                       --------       --------       --------       --------       --------
 Total non-performing loans (1)                           1,945          2,863          2,375          2,545          2,975
Real estate owned (REO)                                      61            193            348            404            324
                                                       --------       --------       --------       --------       --------
 Total non-performing assets (1)                       $  2,006       $  3,056       $  2,723       $  2,949       $  3,299
                                                       ========       ========       ========       ========       ========
Net charge-offs                                             201            120             56            267             26

Allowance for loan losses / loans                          1.13%          1.16%          1.18%          1.18%          1.17%
Allowance for loan losses / non-performing assets        484.15%        312.07%        336.65%        299.90%        259.99%
Allowance for loan losses / non-performing loans         499.33%        333.11%        385.98%        347.50%        288.30%
Non-performing assets / loans plus REO                     0.23%          0.37%          0.35%          0.39%          0.45%
Non-performing assets / total assets                       0.18%          0.28%          0.26%          0.28%          0.32%
Net charge-offs / average loans ( annualized)              0.10%          0.06%          0.03%          0.15%          0.01%

Deposit Balances
Non-interest-bearing demand deposits                   $ 55,321       $ 56,659       $ 52,091       $ 52,323       $ 52,190
Interest-bearing demand deposits and money market       239,524        225,842        216,193        216,042        215,641
Savings deposits                                         53,143         53,965         54,054         51,767         51,532
Time deposits less than $100,000                        285,939        303,909        293,424        312,089        324,262
Time deposits greater than $100,000                     145,329        113,015        106,306         96,775         91,782
                                                       --------       --------       --------       --------       --------
Total deposits                                         $779,256       $753,390       $722,068       $728,996       $735,407
                                                       ========       ========       ========       ========       ========
-----------------------------------------------------------------------------------------------------------------------------

(1) Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.